SLM Corporation

Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-107132
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 545
(To Prospectus dated January 5, 2005 and	Trade Date: 7/10/2006
Prospectus Supplement dated January 5, 2005)	Issue Date: 7/13/2006

The date of this Pricing Supplement is 7/10/2006

	Stated							Subject to Redemption
	Interest		Price to		Interest Payment				Date and	Aggregate
CUSIP	Rate Per Annum(1)	Maturity Date	Public (2)(3)	Discounts & Commissions	Frequency	First Payment	Survivor’s Option	Yes/No	terms of redemption	Principal Amount	Net Proceeds	OID Status
78490FYW3	6.500%	09/15/2031	100%	2.500%	Monthly	08/15/06	No	Yes	Callable at 100% on 9/15/2011 and Continuous thereafter with 10 NY business days notice.	19,022,000	18,546,450.00	N

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to “ABN AMRO Financial Services, Inc.” in the prospectus are amended to read “LaSalle Financial Services, Inc.”.

Effective June 30, 2005, Bear, Stearns & Co. Inc. was added as a selling agent under the SLM EdNotes program.

1                      The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

2                      Expressed as a percentage of aggregate principal amount.

3                      See “Supplemental Plan of Distribution” in the Prospectus supplement for additional information concerning price to public and underwriting compensation.